Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Myriad Genetics, Inc.:

1.	Registration Statements on Form S-8 (File No.’s 333-115409, 333-120398, 333-131653, 333-140830, 333-150792 and 333-157130) pertaining to the Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan, as amended,

2.	Registration Statements on Form S-8 (File No.’s 333-04700, 333-23255, 333-40961, 333-93363 and 333-72978) pertaining to the Myriad Genetics, Inc. 2002 Amended and Restated Employee, Director and Consultant Stock Option Plan and the Myriad Genetics, Inc. 1992 Employee, Director and Consultant Stock Option Plan, as amended and restated, and

3.	Registration Statement on Form S-8 (No.’s 333-99204, 333-120398 and 333-140830) pertaining to the Myriad Genetics, Inc. Employee Stock Purchase Plan.

of our report dated August 25, 2009, with respect to the consolidated financial statements and schedule of Myriad Genetics, Inc., and of our report dated August 25, 2009 with respect to the effectiveness of internal control over financial reporting of Myriad Genetics, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2009.

/s/ Ernst & Young LLP

Salt Lake City, Utah

August 25, 2009